EXHIBIT 10.2

AMENDED AND RESTATED

CHANGE-IN-CONTROL EXECUTIVE SEVERANCE AGREEMENT

This Amended and Restated Change-in-Control Severance Agreement (this (“Agreement”), executed as of [_________________] and dated effective as of [________________], is between Panhandle Oil and Gas Inc., an Oklahoma corporation (the “Company”), and  [________________] (the “Executive”).

Statement of Purpose

The Company desires, for its continued success, to have the benefit of services of experienced management personnel like the Executive.  The Board of Directors of the Company therefore believes that it is in the best interest of the Company that, in the event of any prospective change in control of the Company, the Executive be reasonably secure in his employment and position with the Company, so that the Executive can exercise independent judgment as to the best interest of the Company and its shareholders, without distraction by any personal uncertainties or risks regarding the executive’s continued employment with the Company created by the possibility of a change-in-control of the Company.  The Board believes that this Agreement will create an environment that is best suited to maximizing shareholder value and retaining executive loyalty and focus when they are needed most and will further align the interests of Executive with the interests of the Company’s shareholders.

Agreement

In consideration of the statements made in the Statement of Purpose and the mutual agreements set forth below, the Company and the Executive agree as follows:

1.Protection.  In order to protect Executive against the possible consequences of a “Change-in-Control” of the Company (as defined in Section 2) and to induce Executive to remain in the employ of the Company and in consideration of Executive agreeing to remain in the employ of the Company subject to the terms and conditions set forth below, this Agreement sets forth the severance benefits which the Company agrees will be provided to Executive in the event his employment with the Company is terminated on or subsequent to a Change-in-Control of the Company under the circumstances described below.

2.Definitions.  For purposes of this Agreement, the following capitalized terms shall have the following meanings:

(a)“Board” means the Board of Directors of the Company.

(b)“Cause” means:

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(i)the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than a failure resulting from incapacity due to physical or mental illness), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(ii)the willful engaging by the Executive in illegal conduct, gross misconduct or a clearly established violation of the Company’s written policies and procedures, in each case, which is materially and demonstrably injurious to the Company, monetarily or otherwise.

For purposes of this paragraph (b), no act or failure to act, on the part of the Executive, will be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)“Change-in-Control” means the occurrence of any one or more of the following:

(i)any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities; or

(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director, whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or

(iii)the shareholders of the Company approve a merger or consolidation of the Company with any other corporation and such merger or consolidation of the Company with such other corporation is consummated, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)“Date of Termination” means (i) if Executive’s employment is terminated by the Company for “Cause,” the date specified in the Notice of Termination, and (ii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

(f)“Effective Date” means [________________].

(g)“Good Reason” shall include:

(i)the assignment to Executive of any position which results, in the aggregate, in a material reduction in Executive’s rank, authority, duties, status, or responsibilities as an officer of the Company or Executive is assigned duties and obligations inconsistent with his position with the Company;

(ii)Executive’s annual base salary is reduced below the higher of Executive’s base salary in effect immediately before the Change-in-Control or Executive’s base salary in effect at any time after the Change-in-Control;

(iii)Executive is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executives with a comparable level of responsibility, title or stature;

(iv)a failure to provide (or a reduction in, if previously provided) incentive compensation opportunities, benefits or perquisites that are provided other executives with comparable responsibility, title or stature;

(v)the failure by the Company to continue to provide the Executive with benefits similar in all material respects to those enjoyed by the Executive under any Plan in which the Executive was participating at any time within three months before the Change-in-Control, the taking of action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at any time three months before the Change-in-Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at any time within three months before the Change-in-Control.

(vi)the Company’s principal offices are moved to a location more than 25 highway miles from its current location or Executive is required to be based anywhere other than the Company’s principal executive offices;

(vii)the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement satisfactory in form and substance to Executive;

(viii)any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying its requirements, and for purposes of this Agreement, no such purported termination shall be effective; or

(ix)any material breach of this Agreement by the Company not described in paragraphs (i) through (viii) above.

(h)“Notice of Termination” means a written and dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(i)“Plan” means any bonus, incentive compensation, retirement, stock ownership or purchase, pension, deferred compensation, or welfare benefits plan, policy, practice, program or arrangement of (including any separate contract or agreement with) the Company for its employees.

(j)“Voting Securities” means the Company’s Class A Common Stock, par value $0.01666 per share, and any other securities of the Company that vote generally in the election of directors.

3.Change-in-Control.  No benefits shall be payable hereunder unless there shall have been a Change-in-Control of the Company, and Executive’s employment by the Company shall have been terminated in accordance with Section 5 below.

4.Rights Provided By Agreement.  This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits in the event Executive’s employment with the Company terminates under the circumstances provided herein.

5.	Termination Following Change-in-Control.

(a)Severance Payment.  If, on the occurrence of a Change-in-Control or, within two (2) years following the occurrence of a Change-in-Control, (i) Executive’s employment with the Company is terminated by the Company other than for Cause or Executive’s death, or (ii) Executive resigns for Good Reason, then the Company shall pay to Executive as severance pay in a lump sum, in cash, on or before the fifth day following the Date of Termination, an amount equal to two (2) times the average of the compensation paid to Executive during the two (2) calendar years preceding the Change-in-Control (or the annual average for any shorter period, if applicable).  For this purpose, compensation shall include the sum of Executive’s base salary, bonuses and contributions made by the Company to its ESOP Plan on Executive’s behalf.  The bonus used in determining Executive’s compensation shall not in any event be less than Executive’s targeted bonus for the calendar year in which the Change-in-Control occurs (or if not yet determined for that calendar year in which the Change-in-Control occurs, the Executives’ targeted bonus for the preceding calendar year.  In addition, the Company shall promptly reimburse Executive each month for all costs incurred by Executive of purchasing COBRA continuing coverage (as described in Section 4980B of the Code) for Executive and all of Executive’s dependents following Executive’s Date of Termination for so long as Executive qualifies for such continuing coverage.

(b)Notice of Termination.  Any termination of Executive’s employment by Executive for Good Reason shall be communicated by Notice of Termination to the Company.  Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a Notice of Termination from the Board, after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clauses (i) or (ii) in Section 5(a) and specifying the particulars thereof in detail.

6.Term of Agreement.  This Agreement will continue in effect until the earlier of:

(a)The termination or cessation of the Executive’s employment with the Company before a Change-in-Control; or

(b)The Company’s performance of all of its obligations, and the Executive’s receipt of all of the payments and benefits to which he is entitled, under this Agreement after a Change-in-Control.

7.[RESERVED]

8.Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of any other employment, consulting relationship, or other business activity after the Date of Termination.

9.No Set-Off.  The Company’s obligations under this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any affiliate may have against the Executive.

10.Tax Withholding.  The Company shall withhold from any payment or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local, or other taxes as may be legally required to be withheld.

11.Executive’s Legal Expenses.  The Company shall pay the Executive an amount equal to the reasonable legal fees and other expenses incurred in good faith by him in obtaining or retaining payments and benefits under this Agreement, including all such fees and expenses (if any) in enforcing, in good faith, any right or benefit provided by this Agreement or in connection with the contest or defense of any tax audit or proceeding by the Internal Revenue Service to the extent that Section 3999 of the Code is alleged or claimed to apply to any payment or benefit provided under this Agreement.  The Company will be obligated under the preceding sentence even if the Executive is not successful in any enforcement claim or counterclaim by him, or in any such tax contest or defense, so long as he acted in good faith.  The Company shall make any payment required by this Section 11 within seven (7) days after written notice from the Executive requesting payment and providing such evidence of the incurrence of those fees and expenses as the Company may reasonably request.

12.Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any agreements with the Company or an of its affiliated companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

13.Successors and Binding Effect.

(a)Successor Must Assume Agreement.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive terminated employment for Good Reason following a Change-in-Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination of employment.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)Binding Effect.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

14.Interest.  If any amounts due and payable hereunder to Executive are not paid by the Company or its successor when due, the unpaid amount will bear interest at the per annum rate equal to twelve percent (12%) (the provision for such interest is not intended to alter, and shall not be construed as altering, the Company’s obligation to pay, and the Executive’s right to receive, all payments due hereunder in a timely manner).

15.Miscellaneous.

15.1Amendment of Agreement.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.  Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

15.2Severability.  If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

15.3Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

15.4Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written document: (i) delivered in person, (ii)sent by facsimile (with a copy sent by first class mail, postage prepaid), (iii) sent by nationally recognized overnight courier service, or (iv) mailed by first class certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other party.

Notices provided in accordance with this Section 15.4 shall be deemed to have been delivered: (i) if personally delivered, upon delivery; (ii) if sent by facsimile transmission, upon electronic confirmation by the sender when received; (iii) if sent by overnight courier service, 24 hours after deposit with that service; or (iv) if sent by certified or registered mail, return receipt requested, 48 hours after deposit in the mail.

To Company:Panhandle Oil and Gas Inc.

5400 Grand Boulevard, Suite 300

Oklahoma City, OK  73112

Attention: Chief Executive Officer

Facsimile: 405.948.2038

and

To Executive:	At Executive’s current home address on file.

15.5Specific Performance, Etc.  The parties recognize that if any provision of this Agreement is violated by the Company, the Executive may be without an adequate remedy at law.  Accordingly, in the event of any such violation, the Executive shall be entitled, if the Executive so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as the Executive may elect to pursue.

15.6Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

15.7Waiver and Amendment.  No term or condition of this Agreement shall be deemed waived other than by a writing signed by the party against whom or which enforcement of the waiver is sought.  Without limiting the generality of the preceding sentence, a party’s failure to insist upon the other party’s strict compliance with any provision of this Agreement or to assert any right that a party may have under this Agreement shall not be deemed a waiver of that provision or that right.  Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition.  No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the parties hereto.

15.8Entire Agreement.  This Agreement, including the Statement of Purpose, contains the parties’ entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding that subject matter.  The parties have made no agreements, representations or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

15.9Headings.  All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

In Witness Whereof, the parties have executed and delivered this Agreement as of the Effective Date.

“COMPANY”PANHANDLE OIL AND GAS INC.

By:

Chad L. Stephens

Chief Executive Officer

“EXECUTIVE”

[________________]